Exhibit 99.1

Contact: Michael A. Sicuro Chief Financial Officer 832.601.6194

US Oncology Reports Fourth Quarter and Yearend 2008 Results

HOUSTON, TX, February 26, 2009 – US Oncology, Inc. (“US Oncology” or “the Company”), one of the nation’s largest cancer care services companies, reported revenue of $842.7 million, EBITDA of $52.3 million, Adjusted EBITDA of $55.2 million, net income of $0.5 million and operating cash flow of $64.2 million for the three months ended December 31, 2008.

For the year ended December 31, 2008, prior to a first quarter non-cash charge of $380.0 million for impairment of goodwill, US Oncology reported revenue of $3.3 billion, EBITDA of $214.7 million, Adjusted EBITDA of $219.6 million, net income of $9.5 million and operating cash flow of $141.5 million.

US Oncology Fourth Quarter and Yearend Results

•

Adjusted EBITDA for the fourth quarter of 2008 was $55.2 million, compared to $58.0 million for the fourth quarter of 2007 and $54.8 million for the third quarter of 2008. The decrease from the fourth quarter of 2007 includes a $4.4 million decline due to reduced utilization of Erythropoiesis-Stimulating Agents (“ESAs”).

•

Adjusted EBITDA for 2008 increased to $219.6 million from $218.8 million in 2007 despite a $26 million reduction in earnings from ESAs. Increases in average daily patient volumes reflecting the increase in physicians affiliated under comprehensive service agreements (“CSA”) and cost management more than offset the impact of reduced ESA utilization.

•

During the fourth quarter of 2008, the US Oncology network decreased by 16 physicians, primarily due to retiring physicians, partially offset by 32 physicians who joined the network during the quarter. During the first two months of 2009, 47 physicians started practicing in the network, including the addition of six medical oncologists and eight urologists with practices in existing US Oncology markets and twelve urologists under a new CSA relationship. In addition, as of February 25, 2009, 32 physicians had executed agreements to join US Oncology and are expected to start practicing in the network during 2009. Also, as of February 25, 2009, three integrated cancer centers were under construction, and are expected to be completed and operational in the second half of 2009.

Bruce Broussard, president and chief executive officer, stated, “The organization has made great strides in advancing strategic initiatives that support our vision of being the premier cancer care services organization. We advanced our objectives of delivering cost effective care, improving the patient experience and advancing clinical treatment during 2008 as follows:

•	We launched Innovent Oncology, an oncology-specific care management program;

•	We significantly expanded the installed base of iKnowMed, an oncology-specific EMR, to over 700,000 electronic patient charts;

•	Our lean six sigma program has improved efficiencies in our care delivery and drug management processes in over 50 percent of our largest practices;

•	We enrolled approximately 3,500 patients in clinical research trials; and

•	Our network was selected as one of the top research-accruing members for the Radiation Therapy Oncology Group.

We continue to transform the organization from a practice management company to a national cancer care platform with deep clinical capabilities. The strengthening of our clinical capabilities coupled with pressures on medical oncology practices is increasing our development success, contributing to our overall patient growth of ten percent.

Management continues to make strategic advancements while focusing on tactical operations. During 2008, we were able to maintain level Adjusted EBITDA of $219 million as compared to 2007, and a liquidity position of $230 million, even with the loss of $26 million from ESA’s and in a challenging economic climate.”

Broussard continued: “In 2009, we expect to accelerate the growth of our national businesses while continuing to expand our physician network. We have launched our Targeted Physician Services program which is intended to further differentiate us in the market place and accelerate our development activities. Innovent Oncology has begun to achieve sales momentum in the payer community. We have added a Contract Research Organization (“CRO”) offering to expand the package of services delivered by our research team and have commenced the roll out of our esoteric lab initiative focused on specialty diagnostics. In addition, we will be launching a new online portal that provides a premier online resource and community environment for our entire physician network. Lastly, we will be launching our “United in Healing” co-branding campaign with our network practices that we believe will expand the visibility of our network and our mission as a premier cancer care services organization that provides the right treatment, at the right time, for the right patient.”

Results of Operations

The Company operates and manages its business through four operating segments. The table below compares the results of the year and fourth quarter of 2008 to the results of the corresponding year and fourth quarter of 2007 and the third quarter of 2008 (dollars in millions).

	Q4 2008	Q4 2007	% Change	Q3 2008	% Change	2008	2007	% Change
Revenue
Medical oncology services	$581.9	$529.4	9.9	$557.4	4.4	$2,251.4	$2,088.2	7.8
Cancer center services	92.7	87.1	6.4	92.0	0.8	367.1	349.9	4.9
Pharmaceutical services	604.9	599.7	0.9	634.0	(4.6)	2,486.7	2,282.8	8.9
Research and other	16.8	12.3	36.6	14.5	15.9	58.9	51.2	15.0
Eliminations(1)	(453.6)	(456.9)	0.7	(476.2)	4.7	(1,859.9)	(1,771.3)	(5.0)

Total	$842.7	$771.6	9.2	$821.7	2.6	$3,304.2	$3,000.8	10.1

Operating income (loss)
Medical oncology services	$16.9	$19.3	(12.4)	$16.9	—	$73.2	$79.7	(8.2)
Cancer center services	22.4	20.1	11.4	21.6	3.7	88.0	87.7	0.3
Pharmaceutical services	24.4	28.1	(13.2)	24.5	(0.4)	95.3	90.9	4.8
Research and other	(1.5)	(0.3)	nm (4)	(1.3)	(15.4)	(4.8)	(0.8)	nm	(4)
Corporate costs(2)	(32.9)	(32.9)	—	(33.1)	0.6	(137.1)	(128.8)	(6.4)
Impairment and restructuring charges(3)	(2.9)	(6.8)	nm (4)	(0.3)	nm (4)	(384.9)	(15.1)	nm	(4)

Total	$26.4	$27.5	(4.0)	$28.3	(6.7)	$(270.3)	$113.6	nm	(4)

EBITDA
Medical oncology services	$16.9	$19.3	(12.4)	$16.9	—	$73.2	$79.7	(8.2)
Cancer center services	31.9	29.9	6.7	31.1	2.6	125.9	126.8	(0.7)
Pharmaceutical services	25.1	29.4	(14.6)	25.5	(1.6)	100.0	96.1	4.1
Research and other	(1.5)	(0.2)	nm (4)	(1.3)	(15.4)	(4.7)	(0.3)	nm	(4)
Corporate costs(2)	(17.2)	(20.4)	15.7	(17.4)	1.1	(74.8)	(83.5)	10.4
Impairment and restructuring charges(3)	(2.9)	(6.8)	nm (4)	(0.3)	nm (4)	(384.9)	(15.1)	nm	(4)

Total	$52.3	$51.2	2.1	$54.5	(4.0)	$(165.3)	$203.7	nm	(4)

Adjusted EBITDA(3)	$55.2	$58.0	(4.8)	$54.8	0.7	$219.6	$218.8	0.4
Net income (loss)	0.5	0.3	nm (4)	3.9	(87.2)	(370.5)	7.2	nm	(4)
Operating cash flow	64.2	74.6	(13.9)	35.1	82.9	141.5	198.0	(28.5)

(1)	Eliminations represent the sale of pharmaceuticals from our distribution center (pharmaceutical services segment) to our practices affiliated under comprehensive service agreements (medical oncology segment).
(2)	Corporate costs relate primarily to general and administrative expenses in support of our network.
(3)	Impairment and restructuring charges and the loss on debt extinguishment are excluded from Adjusted EBITDA. During the fourth quarter of 2007, these charges consisted of $0.9 million related to the medical oncology segment, $1.2 million to the cancer center services segment and $4.7 million to corporate costs. During 2007, $1.6 million related to the medical oncology services segment, $4.2 million to the cancer center services segment and $9.3 million to corporate costs.
(4)	Not meaningful.

Medical Oncology Services

During the fourth quarter of 2008, medical oncology services revenue was $581.9 million, an increase of $52.5 million, or 9.9 percent, from the fourth quarter of 2007 which reflects higher medical oncology visits due to both physician additions and increased productivity. The Company also experienced increased volumes of treatment drugs offset by lower volumes of supportive care drugs. Comparing the same periods, EBITDA was $16.9 million, a decrease of $2.4 million, as the impact of reduced ESA utilization offset earnings associated with revenue growth.

Compared to the third quarter of 2008, medical oncology services revenue increased $24.5 million, or 4.4 percent, which is consistent with an increase in average daily visits. EBITDA remained consistent at $16.9 million as the revenue increase was offset by slightly higher drug costs in the fourth quarter.

During 2008, medical oncology services revenue increased $163.2 million, or 7.8 percent, while EBITDA decreased $6.5 million, or 8.2 percent. The revenue increase reflects higher average daily visits from the growth of affiliated medical oncologists in our network. Partially offsetting the revenue growth, and contributing to the EBITDA decline, were reduced utilization of ESAs, increased drug costs and the impact of amendments to management service agreements in 2007.

Cancer Center Services

Cancer center services revenue in the fourth quarter of 2008 was $92.7 million, an increase of $5.6 million, or 6.4 percent, as compared to the fourth quarter of 2007 which reflects increased radiation treatment and diagnostic scan volumes and increases in physicians affiliated under comprehensive service agreements. We continue to experience a shift toward advanced targeted radiation therapies, which enhance care to patients, and are reimbursed at higher rates than conventional radiation therapies but generally have lower treatment volumes. EBITDA in the fourth quarter of 2008 was $31.9 million, an increase of $2.0 million, or 6.7 percent, from the fourth quarter of 2007 which is consistent with the revenue increase from the prior year.

Fourth quarter cancer center services revenue increased $0.7 million, or 0.8 percent, and EBITDA increased $0.8 million, or 2.6 percent from the third quarter of 2008 reflecting an increase in daily radiation treatments/diagnostic scans partially offset by two fewer operating days in the fourth quarter.

During 2008, cancer center services revenue increased $17.2 million, or 4.9 percent, and EBITDA decreased $0.9 million, or 0.7 percent, from the prior year. The revenue increase reflects higher volumes, an increase in physicians affiliated under comprehensive service agreements, and continued migration toward advanced targeted radiation therapies. Partially offsetting the revenue growth, and contributing to the EBITDA decline, were reduced management fees due to amendments to management service agreements in 2007.

Pharmaceutical Services

Pharmaceutical services revenue in the fourth quarter of 2008 was $604.9 million, an increase of $5.2 million, or 0.9 percent, as compared to the fourth quarter of 2007. The revenue increase is primarily due to increased average drug purchases per OPS physician which consisted of higher volumes of treatment drugs (offset by lower volumes of supportive care drugs) and higher revenue from our oral oncology specialty pharmacy. These increases were partially offset by lower utilization of ESAs. Pharmaceutical services EBITDA was $25.1 million for the fourth quarter of 2008, a decrease of $4.3 million as compared to the fourth quarter of 2007 primarily reflecting lower utilization of ESAs.

Pharmaceutical services revenue in the fourth quarter of 2008 decreased $29.1 million, or 4.6 percent, and EBITDA decreased $0.4 million, or 1.6 percent, from the preceding quarter. These decreases reflect two fewer operating days in the fourth quarter and a decrease in the average number of physicians affiliated under OPS agreements. Contributing to the decrease in physicians was the impact of a 16 physician practice formerly affiliated under an OPS agreement that converted to a CSA arrangement effective October 1, 2008.

During 2008, pharmaceutical services revenue increased $203.9 million, or 8.9 percent to $2.5 billion, and EBITDA increased $3.9 million, or 4.1 percent, over the prior year. The revenue increase is primarily due to the higher number of physicians affiliated through CSA agreements during the year as well as the increases/decreases in treatment versus supportive care drugs referred to previously and increased revenue from our oral oncology specialty pharmacy. The impact from the addition of physicians was partially offset by lower utilization of ESAs.

Corporate Costs

Corporate costs, which represent general and administrative expenses, excluding stock-based compensation, were $17.2 million in the fourth quarter of 2008, compared to $20.4 million in the fourth quarter of 2007 and $17.4 million in the third quarter of 2008. During 2008, corporate costs were $74.8 million, compared to $83.5 million in 2007. The decreases from each of the prior periods are due to the continued management of controllable costs, primarily in areas such as personnel expenses and professional fees.

Impairment and Restructuring Charges

The components of impairment and restructuring charges are as follows (in millions):

	Q4 2008	Q4 2007	Q3 2008	Q2 2008	Q1 2008
Severance costs	$2.0	$—	$0.2	$0.4	$1.3
Future lease obligations	1.0	0.2	—	—	—
Goodwill	—	—	—	—	380.0
Services agreement, net	—	4.7	—	—	—
Property and equipment, net	—	1.8	—	—	—
Other	(0.1)	0.1	—	0.1	—

	$2.9	$6.8	$0.2	$0.5	$381.3

	2008	2007
Severance costs	$3.9	$—
Future lease obligations	1.0	0.8
Goodwill	380.0	—
Services agreement, net	—	9.3
Property and equipment, net	—	5.0

	$384.9	$15.1

During the fourth quarter of 2008, the Company recognized restructuring charges of $2.9 million related to employee severance and lease termination fees. During the fourth quarter of 2007, the Company recognized impairment charges of $6.5 million related primarily to a $4.7 million write-off of a service agreement intangible asset which was terminated in connection with the conversion of a CSA practice to an OPS agreement.

During 2008, the Company recognized $384.9 million in impairment and restructuring charges which relate primarily to a $380.0 million impairment charge to goodwill in the medical oncology services segment in the first quarter. The charge reflects the Company’s continued diversification resulting in reduced dependencies on the medical oncology segment as a source of earnings and the impact of safety concerns surrounding the use of ESAs. During 2007, the Company recognized $15.1 million in impairment and restructuring charges. In addition to the practice which affiliated under an OPS agreement at the end of 2007, the Company recognized charges for two other markets due to market-specific conditions.

Net Income

Net income for the fourth quarter of 2008 was $0.5 million which represents an increase of $0.2 million from net income of $0.3 million reported in the fourth quarter of 2007. Lower LIBOR interest rates and a gain of $0.8 million on a real estate sale during the fourth quarter of 2008, partially offset by a $1.1 million decrease in operating income led to the increase in net income.

For 2008, net loss was $370.5 million, a decrease of $377.7 million compared to fiscal year 2007 net income of $7.2 million. The results of 2008 include restructuring and impairment charges of $384.9 million primarily due to a $380.0 million non-cash impairment charge related to goodwill in the medical oncology services segment. Excluding impairment and restructuring charges, income from operations decreased $14.1 million as the impact of management fee reductions and lower utilization of ESAs was partially offset by an increase in affiliated physicians and higher operating volumes.

Cash Flow

Cash from operations in the fourth quarter of 2008 was $64.2 million, compared to $74.6 million for the fourth quarter of 2007 and $35.1 million for the third quarter of 2008. The $10.4 million decrease in operating cash flow from the fourth quarter of 2007 reflects increasing working capital requirements associated with growing network volumes. The $29.1 million increase from the third quarter of 2008 reflects semiannual interest payments on the indebtedness of US Oncology in the third quarter of 2008.

The Company generated $141.5 million in cash from operations during 2008 compared to $198.0 million in 2007. The decrease in operating cash flow is primarily due to purchases made under new generic drug inventory management programs as well as higher working capital requirements associated with revenue growth and increasing network volumes.

As of February 25, 2009, the Company had approximately $85.2 million of cash and investments, and availability under the revolving credit facility of $136.7 million.

Contingencies and Risks

On July 30, 2008, the United States Food and Drug Administration (“FDA”) published a final new label for Erythropoiesis-Stimulating Agents (“ESAs”) drugs Aranesp and Procrit. This action was taken contemporaneously to the previous national coverage decision (“NCD”) by the Centers for Medicare and Medicaid Services (“CMS”) establishing criteria for reimbursement by Medicare for the ESA usage issued on July 30, 2007. Unlike the NCD from CMS, the label indication directs appropriate physician prescribing and applies to all patients and payers. A Risk Evaluation and Mitigation Strategy (“REMS”) proposal by manufacturers was filed with the FDA in August, 2008. The REMS is expected to focus on future ESA prescribing guidelines and may require additional patient consent/education requirements, medical guides and physician registration procedures. The length of time required for the FDA to approve the REMS and for manufacturers to implement the new program is uncertain, however we believe it may be released during the first quarter of 2009. Once implemented, the REMS will outline additional, if any, procedural steps that will be required for qualified physicians to order and prescribe ESAs for their patients.

It is not possible to estimate the impact of the REMS (on EBITDA) as it relates to prescribing patterns, until the REMS is in effect (expected to be sometime in 2009). We believe a possible impact of the REMS could be further reductions in ESA utilization.

During the fourth quarter of 2008, $6.2 million of the Company’s Adjusted EBITDA was attributable to utilization of ESAs by our network physicians. For the fourth quarter of 2007 and third quarter of 2008, EBITDA from ESA utilization by our network physicians was $10.7 million and $6.9 million, respectively. During the full year, EBITDA from ESA utilization was $32.1 million in 2008 and $58.0 million in 2007.

As previously disclosed, during the fourth quarter of 2005, we received a subpoena from the United States Department of Justice’s Civil Litigation Division (“DOJ”) requesting a broad range of information about us and our business, generally in relation to our contracts and relationships with pharmaceutical manufacturers. Also, as previously disclosed, the Company is currently involved in litigation with a formerly affiliated practice in Oklahoma. There were no material developments in either of these matters during 2008 or through the date of this release.

Results of US Oncology Holdings, Inc.

The results of US Oncology exclude those of its parent company, US Oncology Holdings, Inc. (“Holdings”). US Oncology conducts all substantive operations and, with the exception of nominal administrative expenses and items related to capitalization, the results of Holdings are substantially identical to those of US Oncology. Holdings reported EBITDA of $52.2 million, Adjusted EBITDA of $55.1 million, net loss of $16.5 million and operating cash flow of $64.2 million for the quarter ended December 31, 2008. For the year ended December 31, 2008, Holdings reported EBITDA of $(165.7) million, Adjusted EBITDA of $219.2 million, net loss of $412.5 million and operating cash flow of $128.5 million. The operating results of US Oncology and Holdings are reconciled below (in millions).

	Q4	Q4	Q3	Q2	Q1
	2008	2007	2008	2008	2008
US Oncology Net Income (Loss)	$0.5	$0.3	$3.9	$3.2	$(378.1)

Less: Interest expense	(11.2)	(12.7)	(10.5)	(10.0)	(12.1)
Unrealized gain (loss) on swap	(15.3)	(11.6)	(4.2)	14.3	(16.0)
General and administrative expense	(0.1)	—	(0.1)	—	—
Effective tax rate differential	9.6	9.2	5.1	(0.4)	8.8

Holdings Net Income (Loss)	$(16.5)	$(14.8)	$(5.8)	$7.1	$(397.4)

	Year Ended December 31,
	2008	2007
US Oncology Net Income (Loss)	$(370.5)	$7.2

Less: Interest expense	(43.7)	(42.2)
Unrealized loss on swap	(21.2)	(11.9)
General and administrative expense	(0.4)	(0.1)
Loss on extinguishment of debt	—	(12.9)
Effective tax rate differential	23.3	24.9

Holdings Net Loss	$(412.5)	$(35.0)

Compared to the fourth quarter of 2007 and third quarter of 2008, the unrealized loss on swap, which relates to changes in fair value of the Holdings interest rate swap, increased by $3.7 million and $11.1 million, respectively. During 2008, the unrealized loss increased by $9.3 million from 2007.

Changes in the fair value of the interest rate swap are reported currently in earnings. Although the interest rate swap is not accounted for as a cash flow hedge, the Company believes the swap, economically, remains a hedge against the variability of interest payments on the portion of Holdings’ indebtedness that is serviced with cash interest and on a portion of the interest due on US Oncology’s variable rate senior secured credit facility. The non-cash unrealized loss on the interest rate swap is excluded from Adjusted EBITDA.

As of December 31, 2008, the indebtedness issued by US Oncology Holdings, Inc., amounted to $456.8 million. The Company elected to settle interest on this indebtedness for the semi-annual interest period from September 16, 2008 through March 15, 2009, entirely through the issuance of additional notes.

The Company and Holdings will broadcast their 2008 fourth quarter financial results by conference call on February 26, 2009 at 10:00 A.M. Central Standard Time. The archived replay of the event will be available through the news center on the Company’s website (www.usoncology.com).

About US Oncology, Inc.

US Oncology, headquartered in Houston, Texas works closely with physicians, manufacturers and payers to identify and deliver innovative services that enhance patient access to advanced cancer care. US Oncology supports one of the nation’s foremost cancer treatment and research networks accelerating the availability and use of evidence-based medicine and shared best practices.

US Oncology’s expertise in supporting every aspect of the cancer care delivery system – from drug development to treatment and outcomes measurement, enables the Company to help increase the efficiency and safety of cancer care. US Oncology is affiliated with 1,211 physicians operating in 456 locations, including 94 radiation oncology facilities in 39 states. For more information, visit the Company’s Web site, www.usoncology.com.

This news release contains forward-looking statements, including statements that include the words “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “projects,” or similar expressions and statements regarding our prospects. All statements other than statements of historical fact included in this news release are forward-looking statements. Although the Company believes that the expectations reflected in such statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Such expectations are subject to risks and uncertainties, including a general downturn in the U.S or global economy, the Company’s reliance on pharmaceuticals for the majority of its revenues, the Company’s ability to maintain favorable pharmaceutical pricing and favorable relationships with pharmaceutical manufacturers and other vendors, concentration of pharmaceutical purchasing and favorable pricing with a limited number of vendors, prescription drug reimbursement, such as reimbursement for ESAs, and other reimbursement under Medicare (including reimbursement for radiation and diagnostic services), reimbursement for medical services by non-governmental payers and cost-containment efforts by such payers, including whether such payers adopt coverage guidelines regarding ESAs or pharmaceutical reimbursement methodologies that are similar to Medicare coverage, other changes in the manner patient care is reimbursed or administered, the Company’s ability to service its substantial indebtedness and comply with related covenants in debt agreements, the Company’s ability to fund its operations through operating cash flow or utilization of its existing credit facility or its ability to obtain additional financing on acceptable terms, the instability of capital and credit markets, including the potential that certain financial institutions may be unable to honor existing financing commitments, the Company’s ability to implement strategic initiatives, the Company’s ability to maintain good relationships with existing practices and expand into new markets and development of existing markets, modifications to, and renegotiation of, existing economic arrangements, the Company’s ability to complete cancer centers and PET facilities currently in development and its ability to recover investments in cancer centers, government regulation and enforcement, increases in the cost of providing cancer treatment services, the operations of the Company’s affiliated physician practices, and potential impairments that could result from declining market valuations. Please refer to the US Oncology Holdings, Inc. filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2007, and subsequent filings, for a more extensive discussion of factors that could cause actual results to differ materially from the Company’s expectations.

Discussion of Non-GAAP Information

In this release, the Company uses the term “EBITDA” and “Adjusted EBITDA”. EBITDA is earnings before interest, taxes, depreciation and amortization (including amortization of stock compensation), minority interest expense and other income (expense). EBITDA is not calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Adjusted EBITDA is EBITDA before loss on early extinguishment of debt and impairment and restructuring charges. These measures are derived from relevant items in the Company’s GAAP financial statements. A reconciliation of Adjusted EBITDA to operating cash flow is included in this release.

The Company believes EBITDA is useful to investors in evaluating the value of companies in general, and in evaluating the liquidity of companies with debt service obligations and their ability to service their indebtedness. Management uses EBITDA as a key indicator to evaluate liquidity and financial condition, both with respect to the business as a whole and with respect to individual sites in the US Oncology network. Adjusted EBITDA is useful to investors as it eliminates certain amounts that are unusual in nature and not currently expected to be part of the Company’s ongoing operational performance. The Company’s senior secured credit facility also requires that it comply on a quarterly basis with certain financial covenants that include Adjusted EBITDA as a financial measure. Management believes that EBITDA and Adjusted EBITDA are useful to investors, since they provide investors with additional information that is not directly available in a GAAP presentation.

As a non-GAAP measure, EBITDA and Adjusted EBITDA should not be viewed as alternatives to the Company’s GAAP financial statements, but should be read as a supplement to, and in conjunction with, the Company’s GAAP financial statements.

US ONCOLOGY, INC.

KEY OPERATING STATISTICS

(unaudited)

	Q4 2008	Q4 2007	% Change	Q3 2008	% Change	2008	2007	% Change
Physician Summary:

Medical oncologists	757	705	7.4	754	0.4	757	705	7.4
Radiation oncologists	160	146	9.6	159	0.6	160	146	9.6
Other oncologists	62	52	19.2	62	—	62	52	19.2

Total CSA physicians	979	903	8.4	975	0.4	979	903	8.4

OPS physicians	232	296	(21.6)	252	(7.9)	232	296	(21.6)

Total physicians	1,211	1,199	1.0	1,227	(1.3)	1,211	1,199	1.0

Daily Operating Statistics:

Medical oncology visits(1)	11,148	10,224	9.0	10,712	4.1	10,816	10,028	7.9
Radiation treatments/ diagnostic scans(2)(4)	3,833	3,680	4.2	3,687	4.0	3,731	3,642	2.4

Other Statistics:

Radiation oncology facilities(3)(4)	94	88	6.8	92	2.2	94	88	6.8
Linear accelerators	119	114	4.4	118	0.8	119	114	4.4
PET systems	37	34	8.8	36	2.8	37	34	8.8
New patients enrolled in research studies during the period	814	809	0.6	718	13.4	3,447	3,050	13.0
Accounts receivable days outstanding	33	33	—	33	—	33	33	—

Notes to Key Operating Statistics:

(1)	Medical oncology visits include information for practices affiliated under comprehensive service agreements only, and do not include the results of OPS practices.
(2)	Represents technology-based treatments, including IMRT treatments and diagnostic scans, provided through our integrated cancer centers and radiation-only facilities at CSA practices.
(3)	The fourth quarter of 2008 includes 80 integrated cancer centers and 14 radiation-only facilities, the third quarter of 2008 includes 80 integrated cancer centers and 12 radiation-only facilities and the fourth quarter of 2007 includes 77 integrated cancer centers and 11 radiation-only facilities.
(4)	Radiation treatments/diagnostic scans and facilities do not include cancer centers operated by unconsolidated joint ventures in which the Company or an affiliated practice has a financial interest.

US ONCOLOGY, INC.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(in thousands)

(unaudited)

	Three Months Ended December 31,		Three Months Ended September 30,
	2008	2007	2008
Product revenue	$568,034	$509,914	$556,359
Service revenue	274,625	261,656	265,377

Total revenue	842,659	771,570	821,736
Cost of products	553,302	497,290	537,029
Cost of services:
Operating compensation and benefits	132,507	122,100	131,158
Other operating costs	84,403	73,755	81,310
Depreciation and amortization	17,538	18,569	17,898

Total cost of services	234,448	214,424	230,366
Total cost of products and services	787,750	711,714	767,395
General and administrative expenses	17,577	20,689	18,078
Impairment and restructuring charges	2,888	6,771	271
Depreciation and amortization	8,050	4,887	7,684

	816,265	744,061	793,428
Income from operations	26,394	27,509	28,308
Other income (expense):
Interest expense, net	(23,444)	(24,148)	(22,679)
Minority interest expense	(877)	(1,743)	(715)
Other income	843	—	—

Income before income taxes	2,916	1,618	4,914
Income tax provision	(2,445)	(1,316)	(1,039)

Net income	$471	$302	$3,875

US ONCOLOGY, INC.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(in thousands)

	Year Ended December 31,
	2008	2007
Product revenue	$2,224,704	$1,970,106
Service revenue	1,079,473	1,030,672

Total revenue	3,304,177	3,000,778
Cost of products	2,163,943	1,925,547
Cost of services:
Operating compensation and benefits	523,939	479,177
Other operating costs	321,947	293,677
Depreciation and amortization	72,790	73,159

Total cost of services	918,676	846,013
Total cost of products and services	3,082,619	2,771,560
General and administrative expenses	76,883	84,326
Impairment and restructuring charges	384,929	15,126
Depreciation and amortization	30,017	16,172

	3,574,448	2,887,184
Income (loss) from operations	(270,271)	113,594
Other income (expense):
Interest expense, net	(92,757)	(95,342)
Minority interests	(3,324)	(3,619)
Other income	2,213	—

Income (loss) before income taxes	(364,139)	14,633
Income tax provision	(6,351)	(7,447)

Net income (loss)	$(370,490)	$7,186

US ONCOLOGY, INC.

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(in thousands)

(unaudited)

	Year Ended December 31,
	2008	2007
Cash flows from operating activities:
Net cash provided by operating activities	$141,487	$198,030

Cash flows from investing activities:
Net proceeds from sale of assets	5,347	750
Acquisition of property and equipment	(88,743)	(90,850)
Investments in unconsolidated subsidiaries	(3,257)	(4,745)
Net payments in affiliation transactions	(52,467)	(134)
Distributions from minority interests	2,116	254
Proceeds from contract separation	—	1,555

Net cash used in investing activities	(137,004)	(93,170)

Cash flows from financing activities:
Repayment of advance to parent	—	(150,000)
Net distributions to parent	(13,004)	(75,501)
Proceeds from other indebtedness	4,000	1,323
Repayment of term loan	(34,937)	(7,487)
Repayment of other indebtedness	(2,171)	(2,761)
Debt financing costs	(143)	(1,554)
Distributions to minority interests	(3,609)	(1,925)
Contributions from minority interests	576	—
Contributions of proceeds from exercise of stock options	25	535

Net cash used in financing activities	(49,263)	(237,370)

Decrease in cash and equivalents	(44,780)	(132,510)
Cash and equivalents:
Beginning of year	149,256	281,766

End of year	$104,476	$149,256

US ONCOLOGY, INC.

CONDENSED CONSOLIDATED BALANCE SHEET

(in thousands)

(unaudited)

	December 31, 2008	December 31, 2007
ASSETS
Current assets:
Cash and equivalents	$104,476	$149,256
Accounts receivable	364,336	341,860
Other receivables	25,707	97,401
Prepaid expenses and other current assets	20,682	22,801
Inventories	130,967	82,822
Deferred income taxes	4,373	4,260
Due from affiliates	66,428	60,295

Total current assets	716,969	758,695
Property and equipment, net	410,248	399,621
Service agreements, net	273,646	223,850
Goodwill	377,270	757,270
Other assets	64,720	69,214

Total assets	$1,842,853	$2,208,650

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Current maturities of long-term indebtedness	$10,677	$38,613
Accounts payable	266,190	241,093
Due to affiliates	136,913	177,265
Accrued compensation cost	40,776	30,045
Accrued interest payable	26,266	24,949
Income taxes payable	2,727	6,735
Other accrued liabilities	34,804	37,763

Total current liabilities	518,353	556,463
Deferred revenue	6,894	8,380
Deferred income taxes	35,139	33,532
Long-term indebtedness	1,061,133	1,031,569
Other long-term liabilities	12,347	11,166

Total liabilities	1,633,866	1,641,110
Minority interests	13,572	13,217
Stockholder’s equity:
Common stock, $0.01 par value, 100 shares authorized, issued and outstanding	1	1
Additional paid-in-capital	560,768	549,186
Retained earnings (deficit)	(365,354)	5,136

Stockholder’s equity	195,415	554,323

	$1,842,853	$2,208,650

US ONCOLOGY, INC.

RECONCILIATION OF NET INCOME (LOSS) TO EBITDA AND ADJUSTED EBITDA

(in thousands)

(unaudited)

	Three Months Ended December 31,		Three Months Ended September 30,	Year Ended December 31,
	2008	2007	2008	2008	2007
Net income (loss)	$471	$302	$3,875	$(370,490)	$7,186
Add back:
Interest expense, net	23,444	24,148	22,679	92,757	95,342
Income tax provision	2,445	1,316	1,039	6,351	7,447
Depreciation and amortization	25,588	23,456	25,582	102,807	89,331
Amortization of stock compensation	334	275	649	2,103	753
Minority interest expense	877	1,743	715	3,324	3,619
Other income	(843)	—	—	(2,213)	—

EBITDA	52,316	51,240	54,539	(165,361)	203,678
Plus:
Impairment and restructuring charges	2,888	6,771	271	384,929	15,126

Adjusted EBITDA	55,204	58,011	54,810	219,568	218,804
Changes in assets and liabilities	28,916	40,014	6,429	19,533	81,023
Deferred income tax provision (benefit)	5,941	2,087	(2,431)	1,494	992
Interest expense, net	(23,444)	(24,148)	(22,679)	(92,757)	(95,342)
Income tax provision	(2,445)	(1,316)	(1,039)	(6,351)	(7,447)

Net cash provided by operating activities	$64,172	$74,648	$35,090	$141,487	$198,030